FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman comScore, Inc. +1 (312) 775-6510 press@comscore.com
comScore Elects Gareth C. C. Chang to Board of Directors
RESTON, VA, September 6, 2011 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced that its Board of Directors has elected Gareth C. C. Chang to serve as a Director of the company. Mr. Chang’s election fills the vacancy created earlier today by the resignation of Bruce Golden, a member of comScore’s Board of Directors since June 2002.
“Gareth Chang is a welcome addition to the comScore Board of Directors that we expect will bring a deep understanding of current and evolving areas of the digital marketplace,” said Dr. Magid M. Abraham, President and CEO of comScore, Inc. “We believe that with extensive operating experience at technology and media companies across several continents – particularly in China and the Asia Pacific region – Gareth will be able to provide valuable guidance to comScore as we continue to our global expansion.”
Mr. Chang currently serves as Chairman and CEO of Towona Media, a China-based digital media provider. In addition, he serves as Chairman and Managing Partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises. Mr. Chang previously served as Executive Chairman of Netstar Group Holding Company, an Asian Pacific networking system integration company, from 2003 to 2010. From 1998 to 2000, Mr. Chang was Chairman and CEO of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He has also served in senior executive roles at Hughes Electronics and McDonnell Douglas. Mr. Chang previously served on the boards of directors of Apple Computer Inc., Agile Software Corporation, DirectTV, News Corporation and Palm, Inc., and he is currently on the board of directors of Neustar, Inc. Mr. Chang holds a B.A. from California State University-Fullerton and an M.B.A. from Pepperdine University.
“We are most grateful for the many contributions of Bruce Golden, who will be departing our board of directors following nearly 10 years of dedicated service,” said Gian Fulgoni, comScore’s Executive Chairman. “Bruce was one of our early venture capital investors, and his expertise in early-stage companies has been instrumental in guiding comScore’s success over our first decade of existence. We owe Bruce and Accel Partners a sincere debt of gratitude for their many contributions and thank them for the thoughtful advice and counsel that has helped comScore grow from a start up into a global leader in measuring the digital world.”

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. comScore helps its clients better understand, leverage and profit from the rapidly evolving digital marketing landscape by providing data, analytics and on-demand software solutions for the measurement of online ads and audiences, media planning, website analytics, advertising effectiveness, copy-testing, social media, search, video, mobile, cross-media, e-commerce, and a broad variety of emerging forms of digital consumer behavior. comScore services, which now include the product suites of recent acquisitions Nedstat, Nexius XPlore, ARSGroup and Certifica, are used by more than 1,800 clients around the world, including global leaders such as AOL, Baidu, BBC, Best Buy, Carat, Deutsche Bank, ESPN, Facebook, France Telecom, Financial Times, Fox, Microsoft, MediaCorp, Nestle, Starcom, Terra Networks, Universal McCann, Verizon Services Group, ViaMichelin and Yahoo!. For more information, please visit www.comScore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, the expected benefits of the appointment of Gareth C.C. Chang to comScore’s Board of Directors. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to, comScore’s reliance on its management team and key personnel to grow its business.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2010, Quarterly Report on Form 10-Q for the period ended June 30, 2011 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.